Exhibit 2.2
AGREEMENT AND PLAN OF
MERGER AND REORGANIZATION

Agreement and Plan of Merger and Reorganization dated December 31, 2010 by and between Forgehouse, Inc., a Nevada corporation (“FHI”) and United American Petroleum Corp., a Nevada corporation (“United”).

WHEREAS, the Board of Directors of FHI has resolved that United be merged, under and pursuant to Chapter 92A.180 of the Nevada Revised Statutes, into a single corporation, existing under the laws of the State of Nevada, in which FHI shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation"); and

WHEREAS, the Board of Directors of FHI has approved the merger upon the terms and conditions hereinafter set forth and have approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with Chapter 92A.180 of the Nevada Revised Statutes that FHI and United shall be, at the Effective Date (as hereinafter defined), merged (the “Merger”) into a single corporation existing under the laws of the State of Nevada, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following terms and conditions relating to the Merger.

1.           Directors Meetings; Filings; Effects of Merger

1.1.           Action by FHI.  On December 31, 2010, the directors of FHI shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.2.           Filing of Articles of Merger; Effective Date.  If (a) this Agreement is adopted by the directors of FHI, in accordance with the Nevada Revised Statutes, and (b) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, then Articles of Merger shall be filed and recorded in accordance with Chapter 92A.180 of the Nevada Revised Statutes.  The Merger shall become effective on December 31, 2010, which date and time are herein referred to as the “Effective Date.”

1.3.           Certain Effects of Merger.  On the Effective Date, the separate existence of United shall cease, and United shall be merged into FHI which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of United; and all the rights, privileges, powers, and franchises of United, and all property, real, personal, and mixed, and all debts due to United on whatever account, as well for stock subscriptions and all other things in action or belonging to United, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and each and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of United, and the title to any real estate vested by deed or otherwise, under the laws of Nevada or any other jurisdiction, in United, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of United shall be preserved unimpaired, and all debts, liabilities, and duties of United shall thenceforth attach to the Surviving Corporation, which may, in the name of United, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all United 's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

Furthermore, FHI will assume all franchise tax liabilities of United with respect to the State of Nevada.

2.           Surviving Corporation

2.1           Name of Surviving Corporation.  The name of the Surviving Corporation from and after the Effective Date shall be “United American Petroleum Corp.”

2.2.           By-Laws.  The By-Laws of FHI, as in effect immediately before the Effective Date, shall be from and after the Effective Date, the By-Laws of the Surviving Corporation until amended as provided therein.

2.3.           Articles of Incorporation.  Except as provided in Section 2.1, the Articles of Incorporation of FHI, as the same shall be in force, shall continue to be the Articles of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the Nevada Revised Statutes, except Article 1 shall be amended to reflect the new name of “United American Petroleum Corp.”

2.4.           Directors and Officers.  The directors and officers of FHI in office at the Effective Date shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-Laws of the Surviving Corporation.

3.           Miscellaneous

3.1.           This Agreement and Plan of Merger and Reorganization may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger by a duly adopted resolution of the Board of Directors of the Surviving Corporation.

3.2.           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

[SIGNATURES PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed by FHI and United all on the date first above written.

                   Forgehouse, Inc.

                       By: /s/ Christian Negri
                       Name:             Christian Negri
                       Title:             President

                   United American Petroleum Corp.

                   By: /s/ Michael Carey
                       Name:             Michael Carey
                   Title:             Chief Executive Officer